Exhibit 99.2

For further information, contact:

Mike Hara
NVIDIA Corporation
(408) 486-2511
mhara@nvidia.com

Media Contact :
Joele Frank/Ellen Barry
Joele Frank, Wilkinson Brimmer Katcher
(212) 355-4449

For Immediate Release

NVIDIA NAMES MARY DOTZ INTERIM CHIEF FINANCIAL OFFICER

SANTA CLARA, Calif., April 29, 2002—NVIDIA® Corporation (Nasdaq: NVDA) today announced that Mary Dotz, NVIDIA’s Corporate Controller, has been named interim Chief Financial Officer. Christine B. Hoberg is taking a leave of absence. The Board of Directors is initiating a search for a permanent CFO.

Mary Dotz joined NVIDIA in 2000, has worked in finance for more than 20 years and has held senior positions at AMD, Nissan and Unocal.

Jen-Hsun Huang, president and CEO of NVIDIA, stated, “We are delighted to have someone of Mary’s experience to step into the role of CFO and look forward to working with her in this new capacity. At the same time I want to wish Chris well during her hiatus. She has played an instrumental role in the Company during this exciting period of remarkable growth.”

ABOUT NVIDIA

NVIDIA Corporation, located in Santa Clara, CA, is the global leader in advanced graphics and multimedia processing technology for the consumer and professional computing markets. Its 2D, 3D, video and multimedia capabilities make NVIDIA one of the premier semiconductor companies in the world. NVIDIA offers a wide range of products and services, delivering superior performance and crisp visual quality for PC-based applications such as manufacturing, science, e-business, entertainment and education.